SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

KEYSTONE PROPERTY TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

KEYSTONE PROPERTY TRUST

200 Four Falls, Suite 208
West Conshohocken, Pennsylvania 19428

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On June 3, 2004

To Our Shareholders:

      The 2004 Annual Meeting of Shareholders of Keystone Property Trust (the “Company”) will be held at 9:00 a.m. on June 3, 2004, at the Philadelphia Marriott West, 111 Crawford Avenue, West Conshohocken, Pennsylvania, for the following purposes:

1. To elect three Class I trustees to serve until the 2007 Annual Meeting of Shareholders, in each case until his successor has been duly elected and qualified;

2. To consider and vote upon a proposal to approve the adoption of an amendment to the Company’s Declaration of Trust to declassify the Board of Trustees over a three-year period (if this proposal is approved, each of the three nominees for election at the meeting has agreed to stand for re-election at the 2005 Annual Meeting of Shareholders); and

3. To transact such other business as may properly come before the meeting.

      The Board of Trustees has fixed the close of business on April 29, 2004 as the record date for the meeting. Only holders of record of the Company’s Common Shares as of that date are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

      The accompanying form of proxy is solicited by the Board of Trustees of the Company. Reference is made to the attached Proxy Statement for further information with respect to the business to be transacted at the meeting.

      All shareholders are cordially invited to attend the meeting in person. However, whether or not you plan to attend, please promptly sign, date and mail the enclosed Proxy Card in the enclosed return envelope, which requires no postage if mailed in the United States. Returning your Proxy Card does not deprive you of your right to attend the meeting and vote your shares in person.

By Order of the Board of Trustees,

SAUL A. BEHAR
Secretary

West Conshohocken, Pennsylvania

April 30, 2004

KEYSTONE PROPERTY TRUST

200 Four Falls, Suite 208
West Conshohocken, Pennsylvania 19428
(484) 530-1800

PROXY STATEMENT

SOLICITATION, VOTING, AND REVOCABILITY OF PROXIES

      This Proxy Statement is furnished to the holders of common shares of beneficial interest, par value $.001 per share (the “Common Shares”), of Keystone Property Trust, a Maryland real estate investment trust (the “Company”), and the holders of preferred shares of beneficial interest, par value $.001 per share (the “Preferred Shares”), of the Company, in connection with the solicitation by the Company’s Board of Trustees (the “Board” or “Board of Trustees”) of proxies to be voted at the Annual Meeting of Shareholders of the Company (the “Meeting”) to be held at the Philadelphia Marriott West, 111 Crawford Avenue, West Conshohocken, Pennsylvania on Thursday, June 3, 2004, at 9:00 a.m. or at any adjournment thereof, for the purposes set forth in the accompanying Notice.

      References in this Proxy Statement to the “Company” include its subsidiaries and American Real Estate Investment Corporation as predecessor to the Company, unless the context otherwise requires. References to “trustees” means trustees of the Company and directors of the Company’s predecessor, unless the context otherwise requires.

      This Proxy Statement and form of proxy are being mailed to shareholders on or about April 30, 2004. If the enclosed form of proxy is executed and returned, it nevertheless may be revoked by the shareholder at any time prior to its use by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. A shareholder who attends the meeting in person may revoke his or her proxy at that time and vote in person if so desired. Unless revoked or unless contrary instructions are given, each proxy duly signed, dated and returned will be voted as specified therein, but unless otherwise specified, will be deemed to grant authority to vote, as applicable:

(1) FOR the election of three trustee nominees to serve as Class I trustees for three-year terms, as provided in Proposal No. 1 below (the “Election Proposal”);

(2) FOR approval of the amendment to the Company’s Declaration of Trust to provide for the declassification of the Board, as provided in Proposal No. 2 below (the “Declassification Proposal”); and

(3) At the discretion of the persons named in the enclosed form of proxy, on any other matter that may properly come before the meeting or any adjournment thereof.

      THE BOARD OF TRUSTEES OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ELECTION OF EACH OF THE NOMINEES LISTED UNDER THE ELECTION PROPOSAL AND “FOR” APPROVAL OF THE DECLASSIFICATION PROPOSAL. PROXIES SOLICITED BY THE BOARD OF TRUSTEES WILL BE VOTED “FOR” ELECTION OF EACH OF THE NOMINEES LISTED UNDER THE ELECTION PROPOSAL AND “FOR” APPROVAL OF THE DECLASSIFICATION PROPOSAL IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY.

QUORUM AND VOTING

Record Date; Quorum

      The Board of Trustees has fixed the close of business on April 29, 2004 as the record date (the “Record Date”) for the Meeting. Only holders of Common Shares on the close of business on the Record Date are entitled to notice of, and to vote at, the Meeting and any adjournments and postponements thereof. The Common Shares are the only class of voting shares of the Company currently issued and outstanding which are entitled to vote at the Meeting. The holders of the Preferred Shares are entitled to notice of the meeting but are not entitled to vote such shares at the Meeting. On the Record Date, there were 30,876,507 Common Shares outstanding. Each holder of Common Shares on the Record Date is entitled to cast one vote per share at the Meeting on each matter properly brought before the meeting, exercisable in person or by properly executed proxy.

      The presence of the holders of a majority of the outstanding Common Shares entitled to vote at the Meeting, in person or by properly executed proxy, is necessary to constitute a quorum at the Meeting. A quorum is necessary for any action to be taken at the Meeting. Common Shares represented at the Meeting in person or by properly executed proxy but not voted will be included in the calculation of the number of shares considered to be present at the Meeting for purposes of determining the presence of a quorum.

Votes Required for Approval

      With respect to the Election Proposal, the Declassification Proposal and any other matters which properly come before the Meeting, pursuant to the Declaration of Trust, the affirmative vote of a majority of the votes cast at the Meeting is required for approval, assuming that the votes cast at the Meeting represent at least a majority of all of the outstanding Common Shares entitled to vote at the Meeting. Cumulative voting is not permitted in the election of trustees.

Proxies; Abstentions; Broker Non-Votes

      All Common Shares represented by properly executed proxies received prior to or at the Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are given on a properly returned proxy, your proxy will be voted “FOR” election of each of the nominees listed under the Election Proposal, “FOR” approval of the Declassification Proposal and, to the extent permitted by applicable rules of the Securities and Exchange Commission (the “SEC”), in accordance with the judgment of the persons voting the proxies upon such other matters as may come before the Meeting and any adjournment or postponement thereof.

      Abstentions and broker non-votes are each included in the determination of the number of shares present and entitled to vote at the Meeting for purposes of determining a quorum but will not be counted as a vote cast. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner. Brokers generally have discretionary authority to vote on routine matters. Abstentions and broker non-votes will be counted as a vote “AGAINST” election of each of the nominees listed under the Election Proposal and “AGAINST” approval of the Declassification Proposal.

      A shareholder may revoke his or her proxy at any time before it has been voted by delivering written notice to the Secretary of the Company at the offices of the Company set forth above, by presenting a duly executed proxy bearing a later date or by voting in person at the Meeting; but mere attendance at the Meeting, without further action, will not revoke a proxy.

Other Business; Adjournments

      The Board of Trustees is not currently aware of any business to be acted upon at the Meeting other than as described herein. If other matters are properly brought before the Meeting, or any adjournment or postponement thereof, the persons appointed as proxies, to the extent permitted by applicable rules of the SEC, will have discretion to vote or act thereon according to their best judgment. Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of a majority of the shares present in person or by proxy at the Meeting (whether or not a quorum exists) without further notice other than by an announcement made at the Meeting. If the Meeting is adjourned or postponed for any reason, all proxies will be voted at the reconvened Meeting in the same manner as such proxies would have been voted at the original convening of the Meeting (except for proxies that have theretofore effectively been revoked or withdrawn). The Company does not currently intend to seek an adjournment of the Meeting.

      The Company’s 2003 Annual Report, including financial statements for the fiscal year ended December 31, 2003, is being mailed to shareholders concurrently with this Proxy Statement. The Annual Report, however, is not part of the proxy solicitation material. A copy of the Company’s annual report filed with the SEC on Form 10-K, including the financial statements and the financial statement schedules, may be obtained without charge by writing to the Secretary of the Company at the offices of the Company set forth above.

PROPOSAL NO. 1 — ELECTION OF TRUSTEES

      The Declaration of Trust of the Company provides for a Board of Trustees of no fewer than three nor more than 15 members, with the exact number of trustees to be designated from time to time by resolution of the Board of Trustees. In April 2003, the Company’s Board of Trustees voted to increase the number of trustees from nine to ten. Subject to the rights of the holders of any class of stock separately entitled to elect one or more trustees, the Board of Trustees may fill a vacancy which results from the death, resignation or removal of a trustee or from an increase in the number of trustees. Any trustee elected by the Board of Trustees to fill a vacancy serves until the next annual meeting of shareholders and until his or her successor is duly elected and qualified. The Board of Trustees has determined that eight of the ten current trustees are and, assuming the election of all nominees, will continue to be “independent” within the meaning of applicable rules of the SEC and the New York Stock Exchange (the “NYSE”).

      Pursuant to the Declaration of Trust, the members of the Board of Trustees are divided into three classes which have staggered terms of office, so that the terms of office of trustees of only one class expires at each annual meeting of shareholders and each trustee of that class is elected for a three-year term and until his or her successor is elected and duly qualified or until his or her earlier death, resignation or removal. The following table lists the name, class designation and age for each trustee:

Name	Class	Age

Donald E. Callaghan	I	57
Jonathan D. Eilian	I	36
John S. Moody	I	55
David F. McBride	II	57
Jeffrey E. Kelter	II	49
Rodney B. Berens	II	59
Russell C. Platt	II	43
David M. Sherman	III	46
Robert F. Savage, Jr.	III	36
Richard M. Cummins	III	66

The terms of office of the Class II trustees will expire at the Annual Meeting of Shareholders to be held in 2005 and the terms of office of the Class III trustees will expire at the Annual Meeting of Shareholders to be held in 2006. The term of office of each of the current three Class I trustees (Donald E. Callaghan, Jonathan D. Eilian and John S. Moody) expires at the Meeting.

      The Board of Trustees has nominated Messrs. Callaghan, Eilian and Moody to stand for re-election as Class I trustees, each for a three-year term expiring at the Annual Meeting of Shareholders to be held in 2007, except that each of these nominees has agreed to stand for re-election at the 2005 Annual Meeting of Shareholders if the Declassification Proposal is approved. In the event that such nominees are unable to serve or for good cause will not serve, the proxies will be voted at the Meeting for such other person or persons as the Board of Trustees may recommend.

Nominees For Class I Trustee

      The following biographical descriptions set forth certain information with respect to the Class I trustee nominees based on information furnished to the Company by each Class I trustee nominee. The following information is as of April 29, 2004.

      Donald E. Callaghan has been a trustee of the Company since June 2001. He is a Principal of Hirtle, Callaghan & Co., Chief Investment Officers, based in Conshohocken, Pennsylvania. Hirtle, Callaghan currently manages in excess of $7.0 billion of investments for high net worth families, endowments, foundations and corporations. The firm provides asset allocation, investment strategy management, manager selection, manager supervision, reporting and performance measurement services. Mr. Callaghan serves on the firm’s Executive Committee and Investment Committee and leads the firm’s research effort. Prior to founding Hirtle, Callaghan, he served as Vice President of Goldman, Sachs & Co. for 15 years, where he was responsible for advising banks, investment advisors, and pension funds on investment strategy and securities selection. He received a B.A. in Psychology from Trinity College and an M.B.A. from The Wharton School of the University of Pennsylvania. He served as an officer in the United States Navy from 1968 through 1971. Currently, he serves on the boards of The Franklin Institute and the Mann Center for the Performing Arts, which are both located in Philadelphia, Pennsylvania.

      Jonathan D. Eilian has been a trustee of the Company since June 2001. Mr. Eilian has been a private investor since January 2001. He was a founding member and served as Senior Managing Director and Co-Head of Acquisitions of Starwood Capital Group, LLC, a real estate related private equity investment firm. He joined Starwood Capital at its inception in 1991, played a primary role in raising and investing over $2 billion of equity capital on behalf of institutional investors, and became a non-executive member of the firm in 2001. Mr. Eilian also played a primary role in the creation of Starwood Hotels and Resorts Worldwide, Inc., and its transformation into one of the largest publicly traded hotel companies in the world. From 1995 until 2001 he served on the board of directors of Starwood Hotels and, together with its Chairman, comprised Starwood Hotels’ Executive Committee. From 1999 to 2001, Mr. Eilian also served on the board of trustees of iStar Financial, Inc. the largest publicly traded finance company focused exclusively on real estate. Mr. Eilian received a B.S. and M.B.A. from The Wharton School of the University of Pennsylvania. He has been a member of the Young Presidents Organization and the Wharton Real Estate Center Advisory Board.

      John S. Moody has been a trustee of the Company since June 2001. He is President and CEO of HRO Asset Management, LLC, an asset management company providing real estate services to Hausinvest Global Fund, which is sponsored by Commerzebank AG. From September 2001 through March 2004, he was President of Marsh & McLennan Real Estate Advisors, Inc., which serves as real estate advisor for Marsh & McLennan Companies, Inc. From 1995 to 2000, he served as President and CEO of Cornerstone Properties Inc., a $4.6 billion office REIT which merged with Equity Office Properties Trust in June 2000. Prior to his tenure with Cornerstone, he was President and CEO of Deutsche Bank Realty Advisors, the advisor for Cornerstone, where he served from 1991 to 1995. From 1987 to 1991 he was President and CEO of Paine Webber Properties, the real estate syndication, advisory and asset management arm of the financial services company. He was President and CEO of The Moody Corporation, a family-owned Texas-based development company, from 1984 to 1987. For 11 years he worked in commercial law specializing in real estate at the firm of Wood, Campbell, Moody & Gibbs, which he co-founded in 1973. Mr. Moody is a graduate of Stanford University and the University of Texas School of Law. He was formerly a board member of Equity Office Properties Trust, Meridian Industrial Trust and Prologis Trust. He is also a former member of the Board of Directors of the National Association of Real Estate Investment Trusts (NAREIT) and former Chairman of the Board of the Association of Foreign Investors in U.S. Real Estate. He is a member of the Urban Land Institute and the Real Estate Roundtable.

      THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF THE CLASS I TRUSTEE NOMINEES.

Trustees Continuing In Office

      The following biographical descriptions set forth certain information with respect to the trustees whose terms of office continue after the Meeting based on information furnished to the Company by each trustee. The following information is as of April 29, 2004.

Class II Trustees (Terms Expire in 2005)

      David F. McBride has been Chairman of the Board of Trustees of the Company since December 1997. He served as Secretary of the Company from January 1998 until December 1998. He is currently a partner in the law firm of Harwood Lloyd, LLC in Hackensack, New Jersey. He has served as Chief Executive Officer of McBride Enterprises, Inc. and affiliated family real estate, construction and brokerage companies since 1987 and has been a director of McBride Enterprises, Inc. and such affiliates since 1975. He is a member of the Board of Directors of Warwick Community Bank Corp., Inc., Warwick Savings Bank and Towne Center Bank. Mr. McBride served as a director of MidAtlantic Corporation, MidAtlantic National Bank and various subsidiaries for 13 years prior to its merger with PNC Bank in 1996. Prior to 1987, he was a partner in the law firm of Harwood Lloyd from 1981 to 1987, a partner in the law firm of Murphy, Ellis & McBride from 1977 to 1981, and an associate in the law firm of Robinson, Wayne & Greenberg from 1973 to 1977, all located in New Jersey. Mr. McBride received B.A. and J.D. degrees from Georgetown University. He is a member of the bars of New Jersey and New York.

      Jeffrey E. Kelter has been a trustee of the Company since December 1997. He has served as President of the Company since December 1997 and was appointed Chief Executive Officer in December 1998. He has over 20 years of experience in all phases of commercial real estate including development and third-party management. Mr. Kelter began his career in 1976 at Bankers Trust Corporation where he was an assistant treasurer in the Corporate Finance division. In 1982 Mr. Kelter founded Penn Square Properties, Inc. (“Penn Square”) in Philadelphia and served as Chief Executive Officer and President. At Penn Square he developed, owned, managed and leased more than 4.5 million square feet of office and warehouse projects throughout the Pennsylvania and New Jersey markets. Mr. Kelter received a B.A. from Trinity College.

      Rodney B. Berens has been a trustee of the Company since June 2002. He is the founding partner of Berens Capital Management, LLC, an investment firm based in New York. Mr. Berens has more than 30 years of experience in the securities industry. From 1992 to 1998, he was at Salomon Brothers, where he was a member of the five-person firm operating committee, the top executive body at the firm. While at Salomon, Mr. Berens was also the Head of Global Equities with responsibility for all sales, trading, research, capital markets and support, CEO of Europe and CEO of the Asia-Pacific region. From 1975 to 1991, Mr. Berens was at Morgan Stanley, where he was Managing Director, Head of Equity Trading and Head of Global Research. Prior to joining Morgan Stanley, he was an investment manager for the Ford Foundation. He began his career with The First Boston Corporation. Mr. Berens received a B.A. from the University of Pennsylvania and an M.B.A. from The Wharton School of the University of Pennsylvania. He is a Trustee and member of the Investment Committees of The Woods Hole Oceanographic Institute and the Pierpont Morgan Library. He is also a Non-Executive Director of Pendragon Capital Management Limited. Mr. Berens was formerly the President of the Board of Trustees of Green Vale School, a director of the American Stock Exchange, Storyfirst Communications, Inc. and the National Organization of Investment Professionals, and Head of the Upstairs Traders Advisory Committee of the New York Stock Exchange.

Class III Trustees (Terms Expire in 2006)

      Russell C. Platt has been a trustee of the Company since July 2002 and previously served as a trustee of the Company from June 1999 to June 2001. He is Managing Director and Chief Executive Officer of Forum

Partners (“Forum”), a real estate investment firm with offices in Santa Fe, New Mexico, Stamford, Connecticut and London. He also serves as Chief Investment Officer of Dividend Capital Investments, an affiliate of Forum. Prior to establishing Forum, Mr. Platt served as Managing Director of Security Capital Global Capital Management Group Incorporated, where he was responsible for the firm’s private equity and international investment businesses, and as President of JER Partners, where he managed their European real estate investment business. Prior to joining JER Partners, Mr. Platt served as a Managing Director of Morgan Stanley & Co., where for 17 years he was involved in all aspects of its real estate business. Mr. Platt founded and managed the global real estate department of Morgan Stanley Asset Management (“MSAM”). Under his leadership, MSAM managed over $2.0 billion in private real estate and listed real estate securities worldwide on behalf of institutional and individual investors. Previously, he served as a Director of the Morgan Stanley Real Estate Funds. Mr. Platt received a B.A. in Economics from Williams College and an M.B.A. from Harvard Business School. He is a member of various real estate industry associations.

      David M. Sherman has been a trustee of the Company since June 2000. He has served as a co-managing member of Metropolitan Real Estate Equity Management, LLC, a real estate fund of funds, since 2002, and as President of D. Sherman & Company, Inc., a firm founded and wholly owned by Mr. Sherman which provides services to public real estate companies, since 2000. In addition, he has been an adjunct professor of real estate at Columbia University Graduate School of Business since 2000. From 1995 to 2000, he was the Managing Director, Senior Analyst and Head of the REIT Equity Research Team at Salomon Smith Barney, Inc. which was an Institutional Investor ranked team in 1999 and 1998. From 1993 to 1995 he was a Managing Director in Salomon Smith Barney’s CMBS Debt Origination and Securitization Group. From 1991 to 1993, he was Managing Director and Partner of The Harlan Company, Inc., a real estate investment banking and advisory firm. He currently serves as a director of Brookfield Homes Corporation and was formerly a member of the board of Crescent Real Estate Equities Company and a member of the advisory committee for the Primus Fund, a REIT fund sponsored by Deutsche Bank Realty Advisors. Mr. Sherman is a graduate of Brown University and has an M.B.A. in Finance from Columbia University Graduate School of Business.

      Robert F. Savage, Jr. has been a trustee of the Company since April 2003. He has served as Executive Vice President and Chief Operating Officer of the Company since December 2000. Prior to joining the Company, he spent three years as a partner at Hudson Bay Partners, L.P., a private equity firm where he was responsible for the execution of the Company’s formation transactions in December 1997. Prior to Mr. Savage’s position at Hudson Bay, he worked from January 1994 to May 1997 in the Investment Banking Division at Merrill Lynch & Co. where he specialized in corporate finance and strategic advisory services for REITs, real estate investment funds and lodging companies. He started his career at Arthur Andersen LLP and then worked at Jones Lang LaSalle in a variety of project finance and portfolio management positions. Mr. Savage received an A.B. in Urban Studies and Business Economics from Brown University and is a member of the Urban Land Institute.

      Richard M. Cummins has been a trustee of the Company since June 2003. Mr. Cummins has over 40 years of experience in the field of tax and financial planning. He is currently Special Assistant to the Chairman of Syska Hennessy Group in New York. From 1997 to 2004, he served as a Consultant to PricewaterhouseCoopers, LLP. From 1977 to 1998, he was a Partner at Coopers & Lybrand LLP, and served as the firm’s National Director of Personal Financial Services for 14 years. From 1996 to 1998, he was the President of Coopers & Lybrand Financial Advisors, LLC. From 1983 to 1998, he served as an adjunct professor at Columbia University Graduate School of Business, teaching courses on tax aspects of business transactions. Mr. Cummins is a director of Mutual of America Life Insurance Company, a manager of Nicklaus Golf Equipment Company, LLC and a former director of Thomson Industries, the New York Mets, Jamaica Savings Bank and the USO. He has been a director of the United States Luge Federation Foundation since 1998 and served as its President from 1997 to 2000. Mr. Cummins received a B.S. from DePaul University, an L.L.B. from Fordham University and an L.L.M. from New York University School of Law. He is a member of the bars of New York and Arizona and is licensed as a Certified Public Accountant in California.

Meetings and Committees of the Board of Trustees

      The Board of Trustees held four meetings and acted by written consent six times in 2003. Each current trustee attended at least 75% of the aggregate of the total number of meetings held by the Board of Trustees and the total number of meetings held by all committees of the Board of Trustees on which he served, in each case during the period for which such trustee served as a trustee or committee member.

      The Board of Trustees has an Audit Committee, a Compensation Committee, an Investment Committee and a Nominating and Corporate Governance Committee.

      Audit Committee. The Audit Committee, currently comprised of Messrs. Sherman (chair), Berens and Cummins, all of whom are independent trustees, (i) appoints the Company’s independent auditors, (ii) reviews the results and scope of the audit and other services provided by the Company’s independent auditors, (iii) reviews and evaluates the Company’s internal accounting controls, (iv) receives and processes complaints regarding accounting, internal controls or auditing matters and (v) performs such other duties as directed by the Board of Trustees. In addition, in July 2002 the Conflicts Committee of the Board was disbanded and the Audit Committee assumed the responsibility, previously held by the Conflicts Committee, to review and make recommendations to the Board regarding any proposed related party transactions. The Board of Trustees has adopted a written charter for the Audit Committee. The Audit Committee met nine times in 2003.

      The Board of Trustees hereby discloses that it has determined that Mr. Sherman qualifies as an “audit committee financial expert” as defined by the SEC. Mr. Sherman’s designation by the Board as an “audit committee financial expert” is not intended to be a representation that he is an expert for any purpose as a result of such designation, nor is it intended to impose on him any duties, obligations or liability that are greater than the duties, obligations or liability imposed on him as a member of the Audit Committee and Board in the absence of such designation.

      Compensation Committee. The Compensation Committee, currently comprised of Messrs. Moody (chair), Callaghan and Eilian, all of whom are independent trustees, (i) oversees the administration of the Company’s compensation programs, (ii) makes recommendations to the Board of Trustees and reviews management decisions regarding executive officer compensation, and (iii) performs such other duties as directed by the Board of Trustees. The Board of Trustees has adopted a written charter for the Compensation Committee. The Compensation Committee met seven times in 2003.

      Investment Committee. The Investment Committee, currently comprised of Messrs. Kelter, McBride and Eilian, (i) supervises and maintains the financial affairs of the Company, (ii) is authorized to approve acquisitions, dispositions and development projects not exceeding $25 million per transaction (or $10 million per transaction in the case of any acquisition or disposition of vacant land) and financing arrangements not exceeding $18.75 million per transaction, and (iii) performs such other duties as directed by the Board of Trustees. The Investment Committee met six times and acted by written consent twice in 2003.

      Nominating and Corporate Governance Committee. In October 2002, the Board of Trustees renamed the Nominating Committee as the Nominating and Corporate Governance Committee and expanded the Committee’s responsibilities. The Nominating and Corporate Governance Committee, currently comprised of Messrs. Platt (chair), Callaghan and Moody, all of whom are independent trustees, (i) makes recommendations to the Board of Trustees regarding the selection of new members to be nominated to, or fill vacancies on, the Company’s Board of Trustees, (ii) develops, recommends to the Board of Trustees and oversees the administration of corporate governance principles for the Company, and (iii) performs such other duties as directed by the Board of Trustees. The Board of Trustees has adopted a written charter for the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee met four times in 2003.

      In making recommendations of trustee candidates to the Board, the Nominating and Corporate Governance Committee considers such factors as it deems appropriate. These factors may include judgment, skill, diversity, experience with businesses and other organizations comparable to the Company, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate generally would be a desirable addition to the Board and any committees of the Board. The Nominating and Corporate Governance Committee may procure the services of outside sources or third parties to assist in the identification of trustee candidates.

      The Nominating and Corporate Governance Committee will also consider trustee candidates recommended by shareholders with respect to elections to be held at an Annual Meeting of Shareholders, if notice of the nomination is timely delivered in writing, prior to the meeting, to the Secretary of the Company at the address of the Company set forth above. To be timely, the notice must be delivered within the time permitted for submission of a shareholder proposal as described under “Shareholder Proposals” on page 30 below. The Nominating and Corporate Governance Committee will evaluate nominees recommended by shareholders against the same criteria that it uses to evaluate other trustee candidates.

      The Board of Trustees may from time to time establish certain other committees to facilitate the management of the Company.

Trustee Compensation

      Trustees who are also employees of the Company receive no additional compensation for their service as trustees. Under the Company’s Amended and Restated 1994 Non-Employee Stock Option Plan (the “1994 Plan”), which was approved by the Company’s shareholders at the 2003 Annual Meeting of Shareholders, the Board of Trustees or the Compensation Committee has the power to make option grants and restricted share awards to non-employee trustees. Option grants and restricted share awards under the 1994 Plan are made at an exercise price or per-share price (as applicable) equal to the historical average market price of Common Shares (as determined by the Board or Committee) at the time of the grant. The Board of Trustees may amend, suspend or terminate the 1994 Plan at any time (but not more often than once every six months) except that any amendments that would (i) increase the number of Common Shares reserved for options under the plan, or (ii) require shareholder approval in order for the plan to comply with Rule 16b-3 of the Securities Exchange Act of 1934, as amended, must be approved by the holders of the majority of issued and outstanding Common Shares of the Company entitled to vote.

      In January 2003, the Board of Trustees, upon the recommendation of the Compensation Committee, terminated the existing trustee compensation program and adopted a new program for non-employee trustees, effective as of January 1, 2003, consisting of the following: (i) a grant of 10,000 options to purchase Common Shares upon becoming a trustee, which options shall vest immediately and shall expire ten years from the date of grant, (ii) an annual award of 1,000 restricted Common Shares (the “Annual RSA Award”), which restricted shares shall vest in equal increments on the first three anniversaries of the date of grant, (iii) an annual fee of $25,000 for serving as a trustee, (iv) an annual fee of $2,500 for serving as a committee member, and (v) fees of $1,000 per meeting for attending meetings of the Board or any Board committee in person, and $500 per meeting for attending meetings by telephone. In addition, the Board of Trustees approved the grant of 10,000 stock options (under the Company’s 1994 Non-Employee Stock Option Plan, the predecessor to the 1994 Plan) to each of Messrs. Berens, Callaghan, Ellian, Moody and Platt, in each case retroactive to the date on which the trustee began his current term of service. The option price for each grant was based on the historical average market price of the Common Shares on the date of grant as determined by the Board of Trustees. Each trustee’s options vested immediately upon grant and shall expire ten years from the date on which the trustee began his current term of service on the Board.

      For 2003, the Company issued an aggregate of 21,787 Common Shares to non-employee trustees, consisting of Annual RSA Awards and Common Shares issued in lieu of cash payments. All of the Common Shares were issued at a price of $21.53 per share, based upon the average closing price during the ten trading days prior to the end of the year.

      The Company reimburses the trustees for out-of-pocket expenses incurred in connection with their activities on behalf of the Company.

CORPORATE GOVERNANCE

      The Company’s Board of Trustees and management are dedicated to establishing and maintaining a “best practices” approach to corporate governance matters. In 2003 and 2004, in response to the Sarbanes-Oxley Act of 2002 and recently enacted or currently pending SEC and NYSE rule changes, the Board of Trustees took the following actions:

      Corporate Governance Guidelines: Adopted a set of Corporate Governance Guidelines for the Company. The Corporate Governance Guidelines reflect the Board’s commitment to shareholder interests and address a variety of matters, such as: (i) trustee qualifications; (ii) the Board’s responsibility to oversee management succession; (iii) trustee orientation and continuing education; and (iv) annual self-evaluation of the Board’s performance. The Nominating and Corporate Governance Committee is responsible for assessing and periodically renewing the adequacy of the Corporate Governance Guidelines and recommending, as appropriate, proposed changes to the Board.

      Trustee Independence: Confirmed the independence of a majority of the current trustees as required by the listing standards of the NYSE and the applicable rules promulgated by the SEC. In undertaking its annual review of trustee independence, the Board considered transactions and relationships during the current and prior year between each trustee and the Company and its affiliates, including those reported under “Certain Relationships and Related Transactions” on pages 27-28 below.

      Executive Sessions of Non-Management Trustees: Appointed Mr. Platt as the lead trustee to preside at quarterly executive sessions of non-management trustees. Shareholders and other parties interested in communicating directly with the lead trustee may do so by writing to Mr. Platt, c/o Keystone Property Trust, 200 Four Falls, Suite 208, West Conshohocken, Pennsylvania 19428.

      Retirement Age: Established a rule that a trustee must retire from the Board at the annual meeting following the trustee’s 75th birthday.

      Service on Other Boards: Adopted a requirement that a trustee may not serve on the boards of more than three other for-profit public companies.

      Change in Trustee’s Job Responsibility: Adopted a requirement that if the principal position held by a trustee at the time of joining the Board changes, he or she must offer to resign.

      Share Ownership Requirements: Adopted minimum share ownership requirements for Company trustees and executive officers. Each trustee is required to own, within 24 months of becoming a trustee, Company securities having a market value at the time of acquisition of at least $50,000. Each of the Company’s executive officers is required to own, within 18 months after being appointed to such office, Company securities having a market value at the time of acquisition of at least $100,000. As of April 29, 2004, all trustees and executive officers are in compliance with these requirements.

      Prohibition on Option Repricing: Approved an amendment to the Company’s Amended and Restated 1993 Omnibus Incentive Plan, as amended (the “Employee Stock Plan”), to prohibit the repricing of options granted under the Employee Stock Plan. This prohibition is also included in the Amended and Restated 1994 Non-Employee Stock Incentive Plan.

      Expensing of Stock Options: In consultation with the Audit Committee, adopted a policy, effective January 1, 2003, requiring the Company to expense the cost of granting stock options on its financial statements.

      Code of Conduct: Adopted a Code of Business Conduct and Ethics applicable to the Company’s executive officers, employees and trustees. The Code of Business Conduct and Ethics reflects and reinforces the Company’s commitment to integrity in the conduct of its business. Any waiver of the Code for executive officers or trustees may only be made by the Board or Audit Committee.

      Committee Charters: Expanded the charter of the Audit Committee and adopted charters for the Compensation Committee and the Nominating and Corporate Governance Committee.

      Authority to Retain Outside Advisors: Vested independent authority in the Board of Trustees and each committee of the Board to retain any outside legal, financial or other advisor at the Company’s expense, including but not limited to search firms and compensation consultants.

      Whistleblowing and Whistleblower Protection: Adopted a “whistleblower protection” policy (the “Whistleblower Policy”) regarding the confidential and anonymous reporting by Company employees of any Company activities that may involve violations of law or questionable accounting or auditing matters, without fear of retaliation or reprisal.

      Copies of the charters of each of the Audit, Compensation, and Nominating and Corporate Governance Committees, the Corporate Governance Guidelines, the Code of Business Conduct and Ethics, and the Whistleblower Policy may be found on the Company’s website, www.keystoneproperty.com. Copies of these documents may also be obtained upon request from the Company’s Secretary at the address of the Company set forth above. Information on the Company’s website is not incorporated by reference into this proxy statement and shall not be deemed part of this proxy statement.

PROPOSAL NO. 2 — APPROVAL OF PROPOSED AMENDMENT TO

DECLARATION OF TRUST TO DECLASSIFY BOARD OF TRUSTEES

      The Board of Trustees of the Company is proposing that the shareholders approve an amendment to the Company’s Declaration of Trust (the “Declaration”) to eliminate the classification of the Company’s Board of Trustees and cause each newly elected trustee to stand for election annually (the “Declassification Amendment”). Article II, Section 2.1(b) of the Declaration currently provides that the Board of Trustees be divided into three classes as nearly equal in number as possible. Trustees of each class serve staggered three-year terms, with the term of office of one class expiring each year. If the Declassification Amendment is approved, the classes and staggered three-year terms of trustees would be eliminated; provided, however, that each trustee elected prior to the effectiveness of the Declassification Amendment will serve for the remainder of his three-year term, subject to his prior resignation or removal. All trustees elected at each Annual Meeting of Shareholders after the effectiveness of the Declassification Amendment (including trustees elected at the Meeting) will be elected for one-year terms.

      The Board of Trustees believes that declassifying the Board will promote greater accountability of trustees to the Company’s shareholders and will allow the shareholders an opportunity to express their views annually on the collective performance of the Board and the performance of each trustee. The Board also believes that declassified boards are perceived more positively by the investment community than classified boards. Accordingly, the Board of Trustees believes that it is in the best interests of the Company and its shareholders to declassify the Board.

      Because there is no limit to the number of terms an individual may serve, the Board believes that continuity and stability of the Board’s membership, the Company’s policies and long-term strategic planning should not be affected by declassification. The Board of Trustees is submitting this proposal as part of its ongoing corporate governance initiatives, and it is neither the result of any effort to unseat incumbent trustees nor the result of any effort by any person to take control of the Board.

The Declassification Amendment

      The Declassification Amendment would amend and restate Article II, Section 2.1(b) of the Declaration to read as follows:

“(b) At each annual meeting of Shareholders, the successors of the trustees whose terms expire at that meeting shall be elected to hold office for a term of one year and until such trustee’s successor is elected and qualified or until such trustee’s earlier resignation or removal; provided, however, that each Trustee elected at the annual meetings of the shareholders of the Trust held in 2002 and 2003 shall serve for the full three-year term to which such trustee was elected or until such trustee’s earlier resignation or removal. No decrease in the number of Trustees shall shorten the term of any incumbent Trustee. Shareholder votes to elect Trustees shall be conducted in the manner provided in the Bylaws. There shall be no cumulative voting in the election of Trustees. A Trustee shall be an individual at least 21 years of age who is not under legal disability. Unless otherwise required by law, no Trustee shall be required to give bond, surety or security in any jurisdiction for the performance of any duties or obligations hereunder. The Trustees in their capacity as Trustees shall not be required to be Shareholders or to devote their entire time to the business and affairs of the Trust.”

Vote Required and Board of Trustees’ Recommendation

      Pursuant to the Declaration, amendments to the Declaration must be approved by the affirmative vote of a majority of the votes cast at the Meeting, assuming that the votes cast at the Meeting represent at least a majority of all of the outstanding Common Shares entitled to vote at the Meeting. If approved, the Declassification Amendment would become effective upon filing with the Maryland State Department of Assessments and Taxation, which would take place as soon as practicable following the Meeting.

      THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE DECLASSIFICATION PROPOSAL. PROXIES SOLICITED BY THE BOARD OF TRUSTEES WILL BE SO VOTED IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY.

REPORT OF AUDIT COMMITTEE

      Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, including previous filings that might incorporate future filings, including this proxy statement, in whole or in part, this report shall not be incorporated by reference into any such filings.

      The Audit Committee of the Board of Trustees (for purposes of this report, the “Committee”) assists the Board in fulfilling its oversight of the Company’s financial reporting process. The Company’s management is responsible for preparing the financial statements and the independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The Committee has prepared the following report on its activities with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2003.

      The Committee has reviewed and discussed the audited financial statements with management and the independent auditors. The Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. The Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee), and has discussed with the independent auditors their independence from the Company. In addition, the Committee has considered whether the non-audit services provided by the independent auditors is compatible with maintaining their independence.

      Based on the review and discussions referred to above and relying thereon, the Committee recommended to the Board of Trustees that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the Securities and Exchange Commission.

Submitted by the Audit Committee:

David M. Sherman, Chair
Rodney B. Berens
Richard M. Cummins

EXECUTIVE OFFICERS

      The following table sets forth certain information regarding executive officers of the Company based on information supplied by such executive officers. The following information is as of April 29, 2004.

Name	Age	Position

Jeffrey E. Kelter(1)	49	President and Chief Executive Officer
Robert F. Savage, Jr.(1)	36	Executive Vice President and Chief Operating Officer
John B. Begier	38	Executive Vice President and Chief Investment Officer
Timothy E. McKenna	40	Senior Vice President — Chief Financial Officer
Saul A. Behar	42	Senior Vice President — General Counsel and Secretary
Stephen J. Butte	44	Senior Vice President — Asset Management
Charles C. Lee	40	Senior Vice President — Leasing
Francis K. Ryan	44	Senior Vice President — Construction and Property Operations
John P. DiCola	36	Senior Vice President — Investments
A. Donald Chase, Jr.	36	Senior Vice President — Investments
Jennifer A. Pancoast	40	Senior Vice President — Marketing
J. Peter Lloyd	33	Senior Vice President — Chief Accounting Officer

(1)	Denotes a member of the Board of Trustees. See the Election Proposal beginning on page 3 above for additional information.

      John B. Begier has served as Chief Investment Officer of the Company since February 2001 with primary responsibility for the Company’s investment activity. In this role he oversees all acquisitions and development projects as well as dispositions, including all transactions related to the Company’s capital recycling initiatives. He served as Senior Vice President from December 1997 until January 2000, when he was appointed Executive Vice President. Mr. Begier joined Penn Square in 1995. Prior to working for Penn Square he worked for eight years as a real estate broker with the Pennsylvania office of Cushman & Wakefield where he was responsible for leasing, sales and acquisition of commercial and industrial properties. Mr. Begier received a B.A. from the University of Virginia and is a member of the Council of Logistics Management.

      Timothy E. McKenna has served as the Company’s Senior Vice President — Chief Financial Officer since February 2002. He was previously Senior Vice President — Finance and Chief Accounting Officer from June 1999 until February 2002. Prior to that he was the Company’s Vice President of Finance and Corporate Controller from January 1998, when he joined the Company, until June 1999. Mr. McKenna was previously employed as a senior manager in the Real Estate Services Group of Arthur Andersen LLP’s Philadelphia office. Prior to joining the Company, he worked for over 12 years providing consulting and accounting services to publicly and privately-owned real estate companies; over 11 years of his experience was obtained as an employee of Arthur Andersen LLP. Mr. McKenna is a graduate of the University of Scranton with a B.S. in Accounting and is a Certified Public Accountant.

      Saul A. Behar served as Vice President and Secretary of the Company from May 2000 to December 2000, when he was promoted to Senior Vice President and Secretary. Mr. Behar has overall responsibility for the Company’s legal and corporate governance matters. Prior to joining the Company, Mr. Behar served for seven years as Senior Counsel at Pep Boys in Philadelphia, where he handled numerous corporate and real estate matters. Before that, he practiced law at Dechert LLP in Philadelphia. He received an A.B. with honors from Cornell University and a J.D. from The University of Chicago Law School. He is a member of the American Corporate Counsel Association.

      Stephen J. Butte has served as Senior Vice President of the Company since December 1997. He served as Chief Investment Officer from March 1999 until February 2001 and Secretary from September 1999 until May 2000. In January 2001 he was appointed Senior Vice President of Asset Management with primary responsibility for overseeing all portfolio and property level analysis for the Company’s existing properties as well as proposed investments. As head of the Asset Management Department, Mr. Butte works closely with and supports the functions of the operating departments including Investments, Leasing, Property Operations and Construction. Prior to joining Penn Square in 1988, he spent five years in public accounting as a manager in the audit department of Asher & Company, specializing in providing financial and accounting services to companies in the real estate industry. Mr. Butte received a B.S. in Accounting and a Masters of Taxation from Villanova University and is a Certified Public Accountant.

      Charles C. Lee has served as Senior Vice President of the Company since March 1998 and has primary responsibility for the Company’s leasing activities. Mr. Lee joined Penn Square in 1987 where he was responsible for leasing activities for various commercial properties. From September 1997 until March 1998, when he re-joined the Company, Mr. Lee was the regional leasing director for the Philadelphia region of Equity Office Properties Trust. Prior to working for Penn Square, he was an Assistant Portfolio Manager in the Private Banking Division of the Boston Safe Deposit and Trust Company. Mr. Lee received a B.A. from Tufts University and has a Pennsylvania real estate brokerage license.

      Francis K. Ryan has served as Senior Vice President of the Company since December 1997 with primary responsibility for the Company’s property operations, property management activities and tenant-related and third-party construction. In February 2001 he was named head of Property Operations and Construction. In this expanded role, Mr. Ryan’s primary responsibilities include the construction of the Company’s development projects in addition to directing property management. Mr. Ryan joined Penn Square in 1991 where he was responsible for the management of various commercial and industrial properties. Prior to working for Penn Square, Mr. Ryan worked for four years as a senior property manager for Cushman & Wakefield’s Pennsylvania office and as a project manager for American Building Maintenance from 1984 through 1986. Mr. Ryan is certified as a Real Property Administrator by the BOMI Institute. He is a member of the Building Owners and Managers Association and the Institute of Real Estate Management (IREM).

      John P. DiCola was appointed Senior Vice President — Investments in September 2002, responsible for overseeing acquisitions and development in the New Jersey market. Mr. DiCola is based in the Company’s New York office. Prior to joining the Company, Mr. DiCola was most recently principal and co-founder of Triad Partners, LLC, a firm specializing in development opportunities in the New York City metropolitan area. Prior to founding Triad, Mr. DiCola spent ten years with Jones Lang LaSalle, most recently as Senior Vice President, responsible for the firm’s land investment and development activities in the Eastern portion of the United States. Mr. DiCola has negotiated and completed acquisition and development deals in commercial and residential real estate in numerous markets. Mr. DiCola holds an A.B. in Urban Studies and a B.S. in Civil Engineering from Brown University.

      A. Donald Chase Jr. has served as Senior Vice President — Investments since August 2002 with primary responsibility for overseeing acquisitions and development in the Pennsylvania and Mid-West markets, including Indianapolis. Mr. Chase is based in the Company’s West Conshohocken office. Mr. Chase was formerly the Director of Development at TIG Real Estate Services, Inc. where he focused on industrial and suburban office projects on a speculative, build-to-suit and fee development basis, working with both institutional and private capital sources. Prior to TIG, Mr. Chase was an investment manager at AEW Capital Management and Copley Real Estate Advisors. Mr. Chase has twelve years of real estate experience in industrial development, acquisitions/ dispositions, asset management and construction. Mr. Chase holds an A.B. in Business Economics/ Organizational Behavior and Management from Brown University.

      Jennifer A. Pancoast has served as Senior Vice President — Marketing since September 2002. Her responsibilities include the management and execution of the Company’s corporate and property marketing. Prior to September 2002, Ms. Pancoast was Vice President of Leasing, responsible for all aspects of leasing the Company’s office portfolio in Pennsylvania, New Jersey and New York. Ms. Pancoast rejoined the Company in 1996 after spending three years with Bell Atlantic Properties, the real estate subsidiary of Bell Atlantic, where she was Director of Portfolio Management responsible for over 600,000 square feet of office properties in the Philadelphia region. From September 1990 until September 1993 she was responsible for leasing the Philadelphia office portfolio for Penn Square. Ms. Pancoast started her career in 1986 as a real estate broker for The Flynn Company, a manager and developer of office and industrial properties in the Philadelphia region. She earned a B.S. in Marketing from the University of Massachusetts.

      J. Peter Lloyd has served as Senior Vice President — Chief Accounting Officer since December 2003. Mr. Lloyd was appointed the Company’s Vice President and Chief Accounting Officer in January 2003. He was previously the Vice President and Corporate Controller since joining the Company in September 2001. Mr. Lloyd is responsible for the accounting, human resources and information technology departments within the Company. Prior to joining the Company, he held controllership positions in a venture capital firm and a manufacturing company. From 1996 to 2000, Mr. Lloyd worked at Morgan Stanley as Vice President — Controller for the institutional investment management business where he earned the Series 6, 27 and 63 licenses. He began his career in 1992 with Arthur Andersen LLP’s Philadelphia office focusing on a wide range of industries. Mr. Lloyd is a graduate of Villanova University with a B.S. in Accountancy and is a Certified Public Accountant.

EXECUTIVE COMPENSATION AND OTHER MATTERS

      The following table sets forth, for the three years ended December 31, 2003, the compensation earned by or paid to the Company’s chief executive officer and the four (4) other most highly compensated executive officers of the Company.

Summary Compensation Table

								Long-Term
	Annual Compensation							Compensation Awards

										Securities	All Other
Name and				Bonus		Other Annual		Restricted		Underlying	Compensation
Principal Position	Year		Salary($)	(1)($)		Compensation($)		Share Awards($)		Options(#)	(2)($)

Jeffrey E. Kelter	2003		$375,000	$281,250	(3)	$13,200	(4)	$1,315,000	(5)	—	$17,138	(6)
President and Chief	2002		375,000	175,000		13,200	(4)	1,548,027	(7)	—	16,888	(8)
Executive Officer	2001		325,000	195,000	(9)	13,200	(4)	550,000	(10)	—	16,763	(11)
Robert F. Savage, Jr.	2003		$290,000	$217,500	(3)	$12,000	(12)	$850,000	(5)	—	$5,935	(13)
Executive Vice	2002		290,000	190,000		12,000	(12)	866,827	(7)	—	7,218	(14)
President and Chief	2001		250,000	150,000	(9)	12,000	(12)	450,000	(10)	—	4,409	(15)
Operating Officer
John B. Begier	2003		$250,000	$250,000	(3)	$6,000	(12)	$400,000	(5)	—	$3,725	(16)
Executive Vice	2002		250,000	100,000		6,000	(12)	300,000	(7)	—	3,475	(17)
President and Chief	2001		240,000	134,400	(9)	6,000	(12)	375,000	(10)	—	3,350	(18)
Investment Officer
John P. DiCola	2003		$185,000	$167,500	(3)	$9,000	(12)	$100,000	(5)	—	$3,000	(19)
Senior Vice	2002	(20)	56,923	30,410		2,250	(12)	250,000	(21)	—	854	(22)
President —	2001		—	—		—		—		—	—
Investments
Charles C. Lee	2003		$185,000	$135,000	(3)	$6,000	(12)	$100,000	(5)	—	$3,785	(23)
Senior Vice	2002		185,000	83,250		6,000	(12)	100,000	(7)	—	3,535	(24)
President —	2001		185,000	40,000	(9)	6,000	(12)	100,000	(10)	—	3,410	(25)
Leasing

(1)	Includes cash bonuses paid in the fiscal year following the fiscal year for which they were earned.

(2)	Does not include shares acquired by executives prior to May 2002 through recourse loan programs approved by the Compensation Committee of the Board of Trustees. For a discussion of such shares, please refer to “Other” on pages 19-20 below.

(3)	Messrs. Kelter and Savage received all of their respective bonuses for 2003 in the form of restricted shares, and Messrs. Begier, DiCola and Lee received portions of their bonuses for 2003, such portions being equal to $75,000, $75,000 and $50,000, respectively, in the form of restricted shares. These shares were granted at a price of $21.53 per share. One-third of the shares vest on the date of grant and the remaining two-thirds vest in equal installments in January 2005 and January 2006, respectively. The price was based on the historical average market price of the Common Shares at the date of grant as determined by the Compensation Committee of the Board of Trustees. These restricted shares pay dividends as declared payable by the Board of Trustees at the prevailing dividend rate payable to all shareholders of the Company.

(4)	Consists of lease payments for an automobile leased by the Company for Mr. Kelter’s use.

(5)	Restricted shares were granted at a price of $21.53 per share and vest over a seven-year period in the case of Messrs. Kelter, Savage and Begier and over a five-year period in the case of Messrs. DiCola and Lee. The price was based on the historical average market price of the Common Shares at the date of grant as determined by the Compensation Committee of the Board of Trustees. Sixty percent (60%) of the award will be subject to forfeiture unless the Company’s total return to shareholders, consisting of share price appreciation or depreciation plus dividends and other distributions to shareholders (“TRS”), is greater than the mean TRS of a group of peer REITs as selected by the Compensation Committee. The TRS measurement will be made on both an annual and cumulative basis. These restricted shares pay dividends as declared payable by the Board of Trustees at the prevailing dividend rate payable to all shareholders of the Company.

(6)	Consists of $8,150 for life insurance premiums, $5,988 for supplemental disability insurance premiums and $3,000 for matching contributions to the Company’s 401(k) Savings and Retirement Plan (the “401(k) Match”).

(7)	Restricted shares were granted at a price of $17.03 per share and vest over a seven-year period in the case of Messrs. Kelter, Savage and Begier and over a five-year period in the case of Messrs. DiCola and Lee. The price was based on the historical average market price of the Common Shares at the date of grant as determined by the Compensation Committee of the Board of Trustees. Sixty percent (60%) of the award will be subject to forfeiture unless the Company’s total return to shareholders, consisting of share price appreciation or depreciation plus dividends and other distributions to shareholders (“TRS”), is greater than the mean TRS of a group of peer REITs as selected by the Compensation Committee. The TRS measurement will be made on both an annual and cumulative basis. These restricted shares pay dividends as declared payable by the Board of Trustees at the prevailing dividend rate payable to all shareholders of the Company.

(8)	Consists of $8,150 for life insurance premiums, $5,988 for supplemental disability insurance premiums and $2,750 for the 401(k) Match.

(9)	Bonuses for 2001 were paid in equal annual installments over three years.

(10)	Restricted shares were granted at a price of $13.10 per share and vest over a seven-year period in the case of Messrs. Kelter, Savage and Begier and over a five-year period in the case of Mr. Lee. The price was based on the historical average market price of the Common Shares at the date of grant as determined by the Compensation Committee of the Board of Trustees. Sixty percent (60%) of the award will be subject to forfeiture unless the Company’s total return to shareholders, consisting of share price appreciation or depreciation plus dividends and other distributions to shareholders (“TRS”), is greater than the mean TRS of a group of peer REITs as selected by the Compensation Committee. The TRS measurement will be made on both an annual and cumulative basis. These restricted shares pay dividends as declared payable by the Board of Trustees at the prevailing dividend rate payable to all shareholders of the Company.

(11)	Consists of $8,150 for life insurance premiums, $5,988 for supplemental disability insurance premiums and $2,625 for the 401(k) Match.

(12)	Consists of an automobile allowance.

(13)	Consists of $2,935 for life insurance premiums and $3,000 for the 401(k) Match.

(14)	Consists of $2,935 for life insurance premiums, $1,533 for a health insurance opt-out payment, and $2,750 for the 401(k) Match.

(15)	Consists of $2,935 for life insurance premiums and $1,474 for a health insurance opt-out payment.

(16)	Consists of $725 for life insurance premiums and $3,000 for the 401(k) Match.

(17)	Consists of $725 for life insurance premiums and $2,750 for the 401(k) Match.

(18)	Consists of $725 for life insurance premiums and $2,625 for the 401(k) Match.

(19)	Consists of the 401(k) Match.

(20)	Mr. DiCola was hired in September 2002 at an annual salary of $185,000.

(21)	As a sign-on award, restricted shares were granted at a price of $15.34 per share and vest over a five-year period beginning in 2005. The price was based on the historical average market price of the Common Shares at the date of grant as determined by the Compensation Committee of the Board of Trustees. These restricted shares pay dividends as declared payable by the Board of Trustees at the prevailing dividend rate payable to all shareholders of the Company.

(22)	Consists of $365 for a health insurance opt-out payment and $489 for the 401(k) Match.

(23)	Consists of $785 for life insurance premiums and $3,000 for the 401(k) Match.

(24)	Consists of $785 for life insurance premiums and $2,750 for the 401(k) Match.

(25)	Consists of $785 for life insurance premiums and $2,625 for the 401(k) Match.

Stock Options

      No options were granted to the Company’s Chief Executive Officer or the other named executive officers for 2003.

Stock Option Exercises and Holdings

      The following table sets forth information related to exercised and unexercised options held by the Company’s Chief Executive Officer and each of the other named executive officers at December 31, 2003.

Aggregated Option Exercises in Last Calendar Year and Calendar Year-End Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options		In-the-Money Options at
	Shares		at Fiscal Year-End(#)		Fiscal Year-End($)(a)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Jeffrey E. Kelter	—	—	150,750	—	1,395,945	—
Robert F. Savage, Jr.	—	—	100,000	—	926,000	—
John B. Begier	—	—	253,250	—	2,098,920	—
John P. DiCola	—	—	—	—	—	—
Charles C. Lee	—	—	137,750	—	1,054,440	—

(a)	Based on the NYSE closing price for the last business day of the fiscal year ($22.09).

Employment Agreements

      The Company has entered into employment agreements with Messrs. Kelter, Savage and Begier which expire in June 2006, September 2006 and June 2004, respectively. Each agreement is subject to automatic successive one-year renewals thereafter until terminated by either party. Each agreement provides for a minimum annual base salary that may be increased (but not decreased) from time to time by the Board of Trustees, plus such additional compensation as may be awarded from time to time by the Board of Trustees.

      The agreement with Mr. Savage provides that he was entitled to receive a minimum bonus of $150,000 for 2001, plus options with respect to 100,000 Common Shares, with one-third of such options to vest upon the date of grant and each succeeding anniversary thereof. Mr. Savage’s 2001 bonus was paid in equal annual installments over three years. In addition, under his agreement the Company loaned Mr. Savage $1,283,000 on an interest-free, recourse basis in order to enable him to purchase 100,000 Common Shares (the “Savage Loan”). Under the original terms of the loan, one-fifth of the loan was to be forgiven each year, beginning in 2003, if he was employed by the Company at such time. However, in 2001 the terms of the loan were modified to provide that, beginning in 2004, one-eighth of the loan will be forgiven each year, if he is employed by the Company at such time.

      The agreements with Messrs. Kelter and Savage provide that in the event of termination of employment upon death or disability, each shall be entitled to receive certain accrued salary and benefits; a lump sum payment equal to his target bonus for the year in which the termination occurs, prorated through the effective date of termination; accelerated vesting of any outstanding unvested stock options, restricted stock or other equity-type interests; continued health and medical coverage for himself and, in the case of death, his family for the longer of one year or the remainder of his existing employment term; accelerated payment of certain supplemental payments otherwise provided for under the terms of his agreement; and, in the case of Mr. Kelter, forgiveness of all loans made by the Company to purchase Common Shares. In the event of termination without cause or involuntary termination (as such terms are defined in the agreements) in the absence of a change of control, in addition to the payments and benefits receivable in the event of termination upon death or disability, each of Messrs. Kelter and Savage shall be entitled to receive a lump-sum payment equal to three times the sum of his base salary and prior year’s bonus; and forgiveness of all loans made by the Company to purchase Common Shares. In the event of a change of control (as defined in the agreements), each of Messrs. Kelter and Savage shall be entitled to receive the same payments and benefits set forth in the immediately preceding sentence, except that such continued health and medical coverage shall extend for a three-year period, and the severance payment shall equal three times his annual compensation (as calculated in accordance with his agreement). In the event the agreements are not renewed, and Messrs. Kelter and Savage are not terminated under one of the above-mentioned circumstances, upon the expiration of the employment term, all outstanding shares of restricted stock shall fully vest, and each shall be entitled to receive accelerated payment of the supplemental payments described above and an additional cash payment set forth therein. The agreements also provide for tax gross-up payments to be made by the Company to the executive officer, equal to the total sum of all federal, state and local income taxes payable by the executive officer upon the vesting of restricted stock, as well as reimbursement of all excise taxes payable by the executive officer in connection with a change of control.

      The agreement with Mr. Begier provides that in the event of termination of employment upon death or disability, he shall be entitled to receive certain accrued salary and benefits; a lump sum payment equal to his target bonus for the year in which the termination occurs, prorated through the effective date of termination; and accelerated vesting of any outstanding unvested stock options, restricted stock or other equity-type interests. In the event of termination without cause or involuntary termination (as such terms are defined in the agreement) in the absence of a change of control, in addition to the payments and benefits receivable in the event of termination upon death or disability, Mr. Begier shall be entitled to receive continued health and medical coverage for the longer of one year and the remainder of his existing employment term; and a lump-sum payment equal to the sum of his base salary and prior year’s bonus. In the event of a termination without cause or involuntary termination within two years after a change of control (as defined in the agreement), Mr. Begier shall be entitled to receive the same payments and benefits set forth in the immediately preceding sentence, except that such continued health and medical coverage shall extend for a three-year period; the severance payment shall equal two times his annual compensation (as calculated in accordance with his agreement); and all loans made by the Company to purchase Common Shares shall be forgiven.

      Each agreement also restricts the executive officer from engaging in certain activities in competition with the Company during the term of the agreement and for a period of two years (in the case of Messrs. Kelter and Savage) or one year (in the case of Mr. Begier), as applicable, after the termination of his employment, except that such restrictions do not apply to Messrs. Kelter or Savage after a change of control.

Other

      1999 Stock Purchase Loan to Mr. Kelter. In April 1999, the Company issued 100,000 Common Shares to Mr. Kelter in return for an interest-free recourse promissory demand note in the amount of $1.3 million (the “Kelter Loan”). The purchase price of $13 per share represented the market price of the Common Shares on the date of the grant by the Compensation Committee. Under the original terms of the loan, one-seventh of the loan was to be forgiven each year, beginning in 2000. However, in 2001 the terms of the loan were modified to provide that, beginning in 2004, one-eighth of the remaining outstanding balance of the loan will be forgiven each year, if he is employed by the Company at such time. In addition, under the terms of Mr. Kelter’s employment agreement, the loan will be forgiven after a change of control of the Company. If Mr. Kelter’s employment is terminated for any reason other than a change of control, Mr. Kelter must repay the loan or surrender Common Shares to the Company (at a value of $13 per share) sufficient to repay the outstanding principal balance of the note. The Company granted certain registration rights to Mr. Kelter.

      1999 Stock Purchase Loans. In 1999, First Union National Bank (“First Union”) made approximately $700,000 in loans (the “1999 Loans”) to certain executives and other employees. The 1999 Loans, which were guaranteed by the Company, were used by the executives and employees to purchase Common Shares. The 1999 Loans were evidenced by recourse promissory notes from the executives and employees to First Union. Under the terms of the notes, interest accrued on the loans at the rate of one percentage point less than the

First Union prime rate in effect from time to time, and the loans matured in 2003. In March 2002, the Compensation Committee of the Board of Trustees approved the assumption of the 1999 Loans by the Company, and the modification of the terms of the 1999 Loans, in exchange for the executives’ and employees’ consent to certain modifications of the 2000 Loans (as defined in the next succeeding paragraph). As modified, the 1999 Loans (i) bear interest at the rate of 4.74%, the Applicable Federal Rate in effect for the term of the loans at the time of the assumption of the loans by the Company, (ii) mature in 2010 and (iii) are forgivable by the Company over a five-year period beginning with 2004. In addition, the loans will be forgiven in the event of termination of employment within two years after the occurrence of a change of control of the Company. If the executives’ or employees’ employment is terminated for any reason other than within two years after a change of control, such executives or employees must repay the loans or surrender a sufficient number of Common Shares to the Company (at a value of $13.74 per share) in order to repay the outstanding principal balance of the loans.

      2000 Stock Purchase Loans. In 2000, the Company issued an aggregate of 211,660 Common Shares to certain executives and other employees in return for promissory notes in the aggregate amount of approximately $2.7 million pursuant to an executive loan program approved by the Compensation Committee on April 18, 2000 (the “2000 Loans”). The purchase price of $12.839 per share was based on the historical average market price of the Common Shares at the date on which the 2000 Loans were made as determined by the Compensation Committee. The promissory notes are interest-free recourse demand notes. Under the original terms of the 2000 Loans, the loans were forgivable by the Company over a five-year period beginning with the third year after the date of the notes. However, in 2001 the terms of the 2000 Loans were modified to provide that the loans are forgivable by the Company over a five-year period beginning with the fifth year after the date of the notes. The promissory notes will be forgiven after the occurrence of a change of control. If the executives’ or employees’ employment is terminated for any reason other than a change of control, such executives or employees must repay the loan or surrender Common Shares to the Company (at a value of $12.839 per share) sufficient to repay the outstanding principal balance of the promissory note.

      2001 Stock Purchase Loans. In 2001, as part of the Company’s long-term incentive compensation awards for 2000, the Company issued an aggregate of 56,213 Common Shares to certain executives and other employees in return for promissory notes in the aggregate amount of approximately $721,000 pursuant to an executive loan program approved by the Compensation Committee of the Board of Trustees on April 16, 2001 (the “2001 Loans” and, together with the Savage Loan, the Kelter Loan, the 1999 Loans and the 2000 Loans, the “Employee Loans”). The purchase price of $12.83 per share was based on the historical average market price of the Common Shares as determined by the Compensation Committee. The promissory notes accrue interest at the rate of 4.94%, the Applicable Federal Rate in effect for the term of the notes at the time the 2001 Loans were made. The notes are recourse demand notes which are forgivable by the Company over a five-year period beginning with the third year after the date thereof. In addition, the promissory notes will be forgiven in the event of termination of employment within two years after the occurrence of a change of control. If the executives’ or employees’ employment is terminated for any reason other than within two years after a change of control, such executives or employees must repay the loan or surrender Common Shares to the Company (at a value of $12.83 per share) sufficient to repay the outstanding principal balance of the promissory note.

      As of April 29, 2004, the outstanding principal balances of the Employee Loans to executive officers who received Employee Loans were as follows: Mr. Kelter ($1,633,080), Mr. Savage ($1,283,000), Mr. Begier ($856,200), Mr. Lee ($427,000), Mr. McKenna ($298,410), Mr. Behar ($50,000), Mr. Butte ($463,795), Mr. Ryan ($377,000), Ms. Pancoast ($225,031) and Mr. Lloyd ($40,000).

      Consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Company has discontinued the use of stock loans as a long-term incentive.

Compensation Committee Interlocks and Insider Participation

      During 2003, the members of the Compensation Committee included Messrs. Moody, Callaghan and Eilian. No member of the Compensation Committee is an employee of the Company. No executive officer of the Company serves as a director, trustee or member of the compensation committee of any entity that has one or more executive officers serving as a trustee of the Company.

REPORT OF COMPENSATION COMMITTEE

      Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, including previous filings that might incorporate future filings, including this proxy statement, in whole or in part, this report and the performance graph following it shall not be incorporated by reference into any such filings.

      The following is a report by the Compensation Committee of the Board of Trustees regarding the Company’s executive compensation objectives, executive compensation program and the compensation of the Company’s Chief Executive Officer.

The Compensation Committee

      The Compensation Committee of the Board of Trustees is currently comprised of three independent non-employee trustees, Messrs. Moody, Callaghan and Eilian. The Compensation Committee is responsible for administering the policies which govern the Company’s executive compensation.

Objectives and Proceedings of Executive Compensation

      The Compensation Committee strives to provide the proper incentives to management to maximize the Company’s performance and to attract, retain and motivate talented executives in order to serve the best interests of its shareholders. The Compensation Committee utilizes a pay-for-performance philosophy which focuses on annual and long-term incentive awards. In establishing compensation for executive officers the Compensation Committee considers industry data, the recommendations of third-party consultants and the Company’s financial performance and industry position.

      The Compensation Committee based compensation levels for each executive on a number of factors, including:

•	the Company’s Total Return to Shareholders (“TRS”) during 2003. The Company’s TRS consists of share price appreciation or depreciation plus dividends and other distributions to shareholders;

•	the growth in the Company’s net asset value, funds from operations per share, earnings per share, and the progress in the Company’s capital recycling program during 2003;

•	compensation levels of executive officers of other REITs, including companies of comparable size or located in geographic proximity to the Company, based in part on a compensation study prepared by Schonbraun Safris McCann Bekritsky & Co., L.L.C.;

•	the impact of compensation arrangements on the Company’s earnings and funds from operations; and

•	individual and functional performance based on both qualitative and quantitative factors.

      The Compensation Committee did not rank separately the importance of each of those factors and did not follow a formula in arriving at the compensation arrangements that were approved.

      The following is a discussion of each element of the Company’s executive compensation:

Base Salaries

      The Compensation Committee takes into account competitive market practices, individual performance and each executive’s role and responsibility within the organization when establishing base salary levels. In setting salary levels the Compensation Committee compares the base salaries of the Company’s executives to the base salaries of executive officers of other publicly-held REITs of comparable size and asset focus.

Annual Incentives

      The Company awards executives officers and employees with annual incentive cash bonus awards which are based on both the Company’s and the individual’s performance. Performance goals are established annually and link the key functions of the Company to the Company’s overall financial and strategic objectives. The Compensation Committee meets prior to the beginning of each fiscal year to establish base salary and performance targets for the upcoming year and meets again at the beginning of each year to review performance and approve incentive awards for the preceding fiscal year.

Long-Term Incentives

      To align the financial interests of the executive officers and managers with those of shareholders, the Compensation Committee endeavors to facilitate equity ownership among executives and managers. The Compensation Committee grants stock options, restricted stock and other incentive awards to the executive officers under the Company’s Amended and Restated 1993 Omnibus Incentive Plan (the “Omnibus Plan”). Stock-based awards are granted at the fair market value of the Common Shares at the date of grant to ensure that executive officers can only be rewarded for appreciation in the price of the Common Shares when the Company’s shareholders are similarly benefited. The Compensation Committee determines those executive officers who will receive incentive award grants and the size of such awards.

      Prior to July 2002, the Company also granted certain interest-bearing and non-interest-bearing loans to certain executive officers of the Company in order for these executive officers to acquire the Company’s Common Shares. Such loans and guarantees were granted to provide incentive to improve shareholder value over the long term and to encourage and promote executive share ownership. Consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Company has discontinued the use of stock loans as a long-term incentive.

Compensation of President and CEO

      The salary paid to Mr. Kelter, the Company’s President and Chief Executive Officer, in 2003 was set by his employment agreement and modified by the Compensation Committee. The compensation of Mr. Kelter was based on a number of factors, including: (i) the Company’s TRS during 2003; (ii) the growth in the Company’s net asset value, funds from operations per share, earnings per share, and the progress in the Company’s capital recycling program during 2003; (iii) compensation levels of chief executive officers of other office and industrial real estate investment trusts, including companies of comparable size or located in geographic proximity to the Company, based in part on a compensation study prepared by Schonbraun Safris McCann Bekritsky & Co. L.L.C.; and (iv) the impact of compensation arrangements on the Company’s earnings and funds from operations. The Compensation Committee did not separately rank the importance of each of those factors and did not follow a formula in arriving at the compensation arrangements that were approved.

Tax Deductibility of Executive Compensation

      Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on the Company’s tax return of compensation over $1 million to any of the named executive officers of the Company unless, in general, the compensation meets certain “performance-based” requirements. The Company does not expect any compensation in excess of the Section 162(m) limitations to be paid in the foreseeable future, and has generally not endeavored to structure compensation to be eligible for an exemption under Section 162(m). However, option grants under the Omnibus Plan have generally been structured with the intent that such grants be qualified for an exemption from Section 162(m).

      The Compensation Committee believes that it has designed and implemented a compensation structure which provides appropriate awards and incentives for the Company’s executive officers as they work to sustain and improve the Company’s overall performance.

Submitted by the Compensation Committee:
John S. Moody, Chair Donald E. Callaghan Jonathan D. Eilian

Equity Compensation Plan Information

      The following table summarizes information, as of December 31, 2003, relating to equity compensation plans of the Company (including individual compensation arrangements) pursuant to which equity securities of the Company are authorized for issuance:

Number of Securities
	Number of Securities		Remaining Available for
	to be Issued	Weighted-Average	Future Issuance Under
	Upon Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights (a)	Warrants and Rights (b)	Reflected in Column (a))(c)

Equity Compensation Plans Approved by Shareholders(1)	1,170,733	$13.90	1,606,867	(2)(3)
Equity Compensation Plans Not Approved by Shareholders	N/A	N/A	N/A
Total	1,170,733	$13.90	1,606,867

(1)	Consists of the Amended and Restated 1993 Omnibus Incentive Plan, as amended (the “Employee Plan”), and the Amended and Restated 1994 Non-Employee Stock Incentive Plan (the “Non-Employee Plan”).

(2)	Securities remaining available for future issuance set forth in column (c) may be in the form of (i) options, stock appreciation rights, restricted stock, restricted stock units, performance units, dividend equivalents, or other stock awards or stock-based awards under the Employee Plan, and (ii) options, restricted stock, restricted stock units, or other stock awards or stock-based awards under the Non-Employee Plan.

(3)	The maximum number of Common Shares issuable under the Employee Plan is 10% of the combined number of Common Shares and units of limited partnership interest in Keystone Operating Partnership, L.P. outstanding from time to time. In addition, not more than 2,000,000 Common Shares may be made subject to options issued under the Employee Plan and no employee may receive options with respect to more than 1,000,000 Common Shares under the Employee Plan.

SHARE PRICE PERFORMANCE GRAPH

      The graph set forth below compares, for the period from January 1, 1999 through December 31, 2003, the cumulative total return to holders of Common Shares with the cumulative total return of the Standard & Poor’s 500 Stock Index (“S&P 500”) and the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) Equity REIT Total Return Index (“NAREIT Index”), an index of equity REITS which includes the Company. Total return values for the S&P 500, the NAREIT Index and the Common Shares were calculated based on cumulative total return assuming the investment of $100 on January 1, 1999, and assuming reinvestment of dividends. Equity REITs are defined as those with 75% or more of their gross invested book value of assets invested directly or indirectly in the equity ownership of real estate. Upon written request, the Company will provide any shareholder with a list of the REITs included in the NAREIT Index. The historical information set forth below is not necessarily indicative of future performance. Data for the NAREIT Index and the S&P 500 was provided to the Company by NAREIT. The data shown is based on the share prices or index values, as applicable, at the end of each month shown.

Comparison of Five-Year Cumulative Total Return

Among the Company, the S&P 500 and the NAREIT Index*

	1998	1999	2000	2001	2002	2003

KEYSTONE PROPERTY TRUST	100.00	103.40	92.98	104.99	148.36	207.34
S&P 500	100.00	121.04	110.02	96.94	75.52	97.18
NAREIT INDEX	100.00	95.38	120.53	137.32	142.57	195.51

*	The NAREIT Index (consisting of 173 REITs with a total market capitalization of approximately $230.2 billion at December 31, 2003) is maintained by NAREIT, is published monthly, and is based on the last closing prices of the preceding month.

PRINCIPAL SHAREHOLDERS

      The following table sets forth, as of April 29, 2004 (except as otherwise noted), information with respect to each person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) who is known to the Company to be the beneficial owner of more than 5% of the Company’s Common Shares as well as Common Shares beneficially owned by all trustees, trustee nominees and executive officers of the Company and all trustees, trustee nominees and executive officers of the Company as a group. The table also includes the number of common units of limited partnership interest (“OP Units”) in the Operating Partnership owned as of April 29, 2004 by such persons. Any owner of OP Units may convert or exchange the OP Units into, at the election of the Company, Common Shares or the cash equivalent. As of April 29, 2004, the Company had 30,876,507 Common Shares outstanding, not including 3,955,598 shares reserved for issuance upon conversion of OP Units, 319,916 shares reserved for issuance upon conversion of Series D Convertible Preferred Units, 317,460 shares reserved for issuance upon conversion of outstanding shares of Series C Convertible Preferred Stock, par value $.001 per share, and 1,123,343 shares reserved for issuance upon exercise of outstanding stock options.

			Percentage of
			Common
			Shares
	Amount and Nature of		Beneficially
Name and Address of Beneficial Owner(1)	Beneficial Ownership(2)		Owned(2)

Jeffrey E. Kelter	1,557,794	(3)	4.95%
David F. McBride	329,541	(4)	1.06%
Robert F. Savage, Jr.	392,524	(5)	1.27%
Rodney B. Berens	59,404	(6)	*
John S. Moody	46,133		*
Donald E. Callaghan	27,511	(7)	*
David M. Sherman	21,425	(8)	*
Russell C. Platt	20,728	(9)	*
Jonathan D. Eilian	16,077	(9)	*
Richard M. Cummins	11,898	(9)	*
John B. Begier	420,303	(10)	1.35%
John P. DiCola	26,310		*
Charles C. Lee	209,943	(11)	*
Cohen & Steers Capital Management, Inc.	2,899,400	(12)	9.39%
All Executive Officers and Trustees as a group (20 persons)	3,719,421		11.41%

*	Less than 1%.

(1)	Unless otherwise noted, the address for each of the persons listed is c/o Keystone Property Trust, 200 Four Falls, Suite 208, West Conshohocken, PA 19428.

(2)	Includes Common Shares issuable upon the conversion or exchange of OP Units, or the exercise of stock options, in each such case within 60 days after April 29, 2004. Each beneficial owner’s percentage of ownership was determined by assuming that all such OP Units and stock options have been converted, exchanged or exercised, as applicable, by such person but not by any other person.

(3)	Includes 465,380 OP Units owned directly by Mr. Kelter, 917 OP Units owned beneficially through a corporation in which Mr. Kelter is the sole shareholder, and 150,750 Common Shares issuable pursuant to stock options exercisable within 60 days of April 29, 2004.

(4)	Includes 1,031 Common Shares owned by a limited liability corporation in which Mr. McBride has an ownership interest and 101 Common Shares owned by a trust, in the name of Mr. McBride’s deceased father, for which Mr. McBride is a trustee. Mr. McBride expressly disclaims any beneficial ownership of any Common Shares not directly owned by him. Also includes 152,917 OP Units owned directly by

Mr. McBride, and 3,791 OP Units owned by a trust in the name of Mr. McBride’s deceased father for which Mr. McBride is a trustee.

(5)	Includes 22,394 OP Units and 100,000 Common Shares issuable pursuant to stock options exercisable within 60 days of April 29, 2004.

(6)	Includes 16,000 Common Shares owned by Mr. Berens’ children and 10,000 Common Shares issuable pursuant to stock options exercisable within 60 days of April 29, 2004. Mr. Berens expressly disclaims any beneficial ownership of any Common Shares not directly owned by him.

(7)	Includes 4,000 Common Shares held in an individual retirement account for the benefit of Mr. Callaghan, and 10,000 Common Shares issuable pursuant to stock options exercisable within 60 days of April 29, 2004.

(8)	Includes 3,000 Common Shares held in an individual retirement account for the benefit of Mr. Sherman and 10,000 Common Shares issuable pursuant to stock options exercisable within 60 days of April 29, 2004.

(9)	Includes 10,000 Common Shares issuable pursuant to stock options exercisable within 60 days of April 29, 2004.

(10)	Includes 23,330 OP Units and 253,250 Common Shares issuable pursuant to stock options exercisable within 60 days of April 29, 2004.

(11)	Includes 14,598 OP Units and 137,750 Common Shares issuable pursuant to stock options exercisable within 60 days of April 29, 2004.

(12)	Based on information disclosed on a Schedule 13G/A dated February 17, 2004. The address of this beneficial owner is 757 Third Avenue, New York, New York 10017. The number of shares reported represents shares for which the beneficial owner has sole dispositive power and includes 2,849,000 Common Shares for which it has sole voting power.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Purchase of an Interest in a Limited Partnership. In December 1999, the Company acquired an 89% interest (and escrowed OP Units to purchase the remaining 11%) in a limited partnership which owns a 407,100 square foot industrial building in Carlisle, Pennsylvania. Jeffrey E. Kelter was the general partner and certain other employees, including John B. Begier, Stephen J. Butte and Charles C. Lee, executive officers of the Company, were limited partners in this limited partnership prior to the Company acquiring the limited partnership. After the Company’s acquisition of the 89% ownership interest, Mr. Kelter and certain other employees, including Messrs. Begier, Butte and Lee, remained as limited partners. In March 2004, the Company acquired the remaining 11% ownership interest in exchange for the escrowed OP Units. The purchase price for this building was $16 million and the consideration consisted of $14.6 million in cash and $1.4 million in OP Units in the Operating Partnership at a price of $15.26, which was the 30-day average price of the Company’s Common Shares prior to the acquisition date. Pursuant to OP Unit Recipient Agreements dated as of December 14, 1999 and March 3, 2004, the Company agreed to register the Common Shares issuable upon conversion of these OP Units.

      Issuances of Common Shares to Trustees in Lieu of Fees. Messrs. Berens, Callaghan, Cummins, Eilian, Francesco Galesi, McBride, Moody, Platt and Sherman (collectively, the “2003 Trustee Holders”) received 21,787 Common shares in the aggregate in April 2004, consisting of Annual RSA Awards and Common Shares issued in lieu of cash fees as compensation for service as members of the Board of Trustees during 2003. Mr. Galesi retired from the Board in June 2003. Under registration rights agreements dated as of April 15, 2004, the Company granted registration rights with respect to these Common Shares and the 2003 Trustee Holders agreed not to sell their Common Shares for a period of one year form the date of such agreements.

      Messrs. Berens, Callaghan, Eilian, Michael J. Falcone, Galesi, McBride, Moody, Platt, Scott H. Rechler and Sherman (collectively, the “2002 Trustee Holders”) received 14,592 Common Shares in the aggregate in January 2003, in lieu of cash fees, as compensation for service as members of the Board of Trustees during

2002. Mr. Rechler retired from the Board in June 2002 and Mr. Falcone resigned from the Board in July 2002. Under registration rights agreements dated as of January 17, 2003, the Company granted registration rights with respect to these Common Shares and the 2002 Trustee Holders agreed not to sell their Common Shares for a period of one year from the date of such agreements.

      Loan Guarantees. Certain limited partners of the Operating Partnership, which include Mr. Kelter, have guaranteed certain mortgage loans to the Operating Partnership and its affiliates as of March 31, 2004. The amount of the guarantee from Mr. Kelter is $1.0 million.

      Tax Protection Agreements. The Company has contractual commitments, with expiration dates ranging from 2004 to 2007, with certain limited partners of the Operating Partnership, including Messrs. Kelter and McBride and certain of their respective affiliates, not to sell certain real estate assets, which aggregated approximately $80 million of gross book value at March 31, 2004 in taxable transactions, which include $30 million of gross book value related to contractual commitments which expire in 2004. Accordingly, if sold, the proceeds from the sales of the assets subject to these commitments may need to be reinvested by the Company in other real estate assets through the utilization of Section 1031 exchange transactions in accordance with the Code.

      Litigation. The Company is a co-defendant in an action entitled “McBride Corporate Real Estate v. Keystone Properties Trust, Kushner Companies and CK Bergen Associates, L.L.C.”, filed in March 2003 in the Superior Court of Bergen County, New Jersey. Mr. McBride is an officer and shareholder of the plaintiff. In the complaint, the plaintiff alleges that it is entitled to payment of approximately $665,000 in leasing commissions under a brokerage agreement (the “McBride Commission Agreement”) relating to an office lease at a property in Oakland, New Jersey. The plaintiff is seeking, among other things, compensatory damages, consequential damages, interest and equitable relief. The Company believes that the claim against the Company is without merit for the reasons set forth below. The plaintiff alleges that the breach of contract occurred in October 2002, when a commission of approximately $320,000 became due and payable under the McBride Commission Agreement. The Company sold the property in question in November 2001 (i.e., 11 months prior to the commission due date) to an affiliate of the other defendants in the action. The agreement of sale between the Company and the purchaser specifically provided that the purchaser would be responsible for payment of all leasing commissions under the McBride Commission Agreement which became due and payable after the closing date. Accordingly, the Company intends to pursue a claim against the co-defendants and otherwise vigorously defend this action.

      Management Company. Through the Operating Partnership’s 100% ownership of the preferred stock of Keystone Realty Services, Inc., (the “Management Company”), the Operating Partnership is entitled to receive 95% of the amounts paid as dividends by the Management Company. The remaining amounts paid as dividends by the Management Company are paid to the holders of common stock of the Management Company. Mr. Kelter owns 40% of the common stock of the Management Company, and Mr. McBride and certain members of his family own 30% of the common stock of the Management Company. To date, the Management Company has not declared or paid any dividends. In 2003, the Management Company received approximately $814,000 in management fees, leasing commissions and other fees for services provided to two joint ventures in which the Company has a minority interest, and $324,000 in management fees, leasing commissions and other fees for services provided to an entity that owns an office building in Philadelphia, Pennsylvania in which Mr. Kelter has a general partnership interest.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires trustees and executive officers of the Company and persons, or “groups” of persons, who own more than 10% of a registered class of the Company’s equity securities (collectively, “Covered Persons”) to file with the SEC and the NYSE, within specified time periods, initial reports of beneficial ownership, and subsequent reports of changes in ownership, of certain equity securities of the Company. To the Company’s knowledge, based solely on its review of copies of such reports furnished to it and upon written representations of Covered Persons that no other reports were required, the Company believes that all such filing requirements applicable to Covered Persons with respect to 2003 have been complied with on a timely basis.

INDEPENDENT AUDITORS

      It is not the Company’s practice to submit to shareholders a proposal for the selection or ratification of the Company’s independent certified public accountants, and no such proposal is submitted hereby. The Audit Committee selected KPMG LLP (“KPMG”) as the Company’s independent auditors for 2003. The Company expects representatives of that firm to be present at the Meeting. They will be given an opportunity to make a statement if they wish to do so, and are expected to be available to respond to appropriate questions. KPMG has also been engaged to provide audit services to the Company for 2004.

      On May 23, 2002, upon the recommendation of its Audit Committee, the Board of Trustees dismissed Arthur Andersen LLP (“Andersen”) as the Company’s independent auditor and appointed KPMG to serve as independent auditor for the fiscal year ended December 31, 2002.

      Andersen’s reports on the Company’s consolidated financial statements for each of the past two fiscal years did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

      During the fiscal years ended December 31, 2001 and 2000, and the subsequent interim period through May 31, 2002, (i) there were no disagreements with Andersen on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Andersen’s satisfaction, would have caused them to make reference to the subject matter in connection with their report on our consolidated financial statements for such years; and (ii) there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

      During the fiscal years ended December 31, 2001 and 2000, and the subsequent interim period through May 31, 2002, the Company did not consult KPMG with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Fee Disclosure

      Audit Fees. The aggregate fees billed by KPMG for audit services relating to the Company’s financial statements for the years ended December 31, 2003 and 2002 were $255,000 and $172,500, respectively. In addition, KPMG billed the Company $355,000 in 2002 for audit services in connection with KPMG’s re-audit of the Company’s financial statements for the years ended December 31, 2001, December 31, 2000 and December 31, 1999. The re-audit was required as a result of the Company’s adoption in 2002 of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, relating to discontinued operations.

      The aggregate fees billed by Andersen for audit services relating to the Company’s financial statements for the year ended December 31, 2002 was $15,000.

      Audit-Related Fees. The aggregate fees billed by KPMG for audit-related services during the years ended December 31, 2003 and 2002 were $179,260 and $244,800, respectively, for comfort and consent letters related to public filings. Andersen did not provide or bill fees for any audit-related services during the years ended December 31, 2003 and 2002.

      Tax Fees. The aggregate fees billed by KPMG for tax services during the years ended December 31, 2003 and 2002, respectively, were $257,455 and $175,400, respectively, for recurring and non-recurring tax services. Andersen did not provide or bill fees for any tax services during the years ended December 31, 2003 and 2002.

      All Other Fees. Neither KPMG nor Andersen provided or billed fees for any other services during the years ended December 31, 2003 and 2002.

SOLICITATION OF PROXIES

      The cost of soliciting the proxies will be paid by the Company. Trustees, officers and employees of the Company may solicit proxies in person, or by mail, telephone, electronic mail or otherwise, but no such person will be compensated for such services. The Company will request banks, brokers and other nominees and fiduciaries to forward proxy materials to beneficial owners of Common Shares held of record by them and will, upon request, reimburse them for their reasonable out-of-pocket expenses in so doing.

SHAREHOLDER PROPOSALS

      In order to be eligible for inclusion in the Company’s proxy material for the 2005 Annual Meeting of Shareholders, shareholders’ proposals to take action at such meeting must comply with applicable SEC rules and regulations and must be received by the Secretary of the Company at its principal executive offices set forth above no later than January 1, 2005. In addition, any shareholder who wishes to propose a nominee to the Board of Trustees or submit any other matter to a vote at a meeting of shareholders (other than a shareholder proposal included in the Company’s proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Securities Exchange Act of 1934, as amended), must comply with the advance notice provisions and other requirements of the Company’s By-laws (i.e., delivery of such proposal to the Secretary of the Company at the address herein indicated not before March 5, 2005 and not later than April 4, 2005) which are on file with the SEC and may be obtained from the Secretary of the Company upon request.

ANNUAL REPORT ON FORM 10-K

      The Company’s 2003 Annual Report on Form 10-K is hereby incorporated by reference into this proxy statement. Upon request, the Company will furnish free of charge to record and beneficial owners of its Common Shares a copy of the Form 10-K (including financial statements and schedules but without exhibits). Copies of exhibits to the Form 10-K also will be furnished upon request and the payment of a reasonable charge. All requests should be directed to the Secretary of the Company at the address and telephone number of the Company’s principal office set forth above.

OTHER MATTERS

      At the date of this Proxy Statement, management was not aware that any matters not referred to in this Proxy Statement would be presented for action at the meeting. If any other matters should come before the meeting, the persons named in the accompanying form of proxy will have discretionary authority to vote all proxies in accordance with their best judgment, unless otherwise restricted by law.

By Order of the Board of Trustees,

SAUL A. BEHAR
Secretary

April 30, 2004

KEYSTONE PROPERTY TRUST

200 Four Falls, Suite 208
West Conshohocken, PA 19428
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
JUNE 3, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

     The undersigned, revoking all previous proxies, hereby appoints Jeffrey E. Kelter, David F. McBride and Saul A. Behar, or any of them, as proxies, each with full power of substitution and all of the powers which the undersigned would possess if present in person, and hereby authorizes them to represent and vote all of the common shares of Keystone Property Trust (the “Company”) registered in the name of the undersigned on April 29, 2004 as designated on the reverse side of this proxy and, in their discretion, on all other matters which may properly come before the Annual Meeting of Shareholders of the Company to be held on June 3, 2004, and at any adjournment or postponement thereof.

     THE SHARES REPRESENTED HEREBY WILL BE VOTED AS DIRECTED BY THIS PROXY. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR TRUSTEE LISTED UNDER PROPOSAL NO. 1 AND FOR APPROVAL OF THE AMENDMENT TO THE DECLARATION OF TRUST AS PROVIDED IN PROPOSAL NO. 2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

     Receipt of the Company’s Notice of Annual Meeting of Shareholders and Proxy Statement is acknowledged.

(IMPORTANT — TO BE MARKED, SIGNED AND DATED ON REVERSE SIDE)

ANNUAL MEETING OF SHAREHOLDERS OF

KEYSTONE PROPERTY TRUST

June 3, 2004

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF TRUSTEES RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL TRUSTEE NOMINEES AND “FOR” APPROVAL OF PROPOSAL NO. 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE     ☒

1.	ELECTION OF TRUSTEE NOMINEES

☐	FOR ALL NOMINEES
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)

NOMINEES:

O	Donald E. Callaghan	(Class I Trustee)
O	Jonathan D. Eilian	(Class I Trustee)
O	John S. Moody	(Class I Trustee)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.     ☐

		FOR	AGAINST	ABSTAIN
2.	Approval of amendment to the Company’s Declaration of Trust to declassify the Board of Trustees over a three-year period.	☐	☐	☐

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

     Check here if you plan to attend the Annual Meeting.     ☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.